Exhibit 99.1

January 27, 2012

A. O. Smith continuing operations achieve record sales and earnings for 2011 driven by acquisitions and organic growth

Milwaukee, Wis.—A. O. Smith Corporation (NYSE-AOS) today announced sales of $1.71 billion and earnings of $111.2 million, or $2.39 per share, from continuing operations for 2011.

Sales for 2011 grew 15 percent from $1.49 billion recorded in 2010. The recently acquired Lochinvar business added $75.9 million to sales, and sales of A. O. Smith branded products in China grew 29 percent to approximately $370 million for the year. Higher commercial water heater volumes in North America also contributed to higher sales.

Earnings from continuing operations for 2011 of $111.2 million, or $2.39 per share, included an after-tax gain of $12.9 million, or $.28 per share, related to shares of Regal Beloit Corporation (NYSE: RBC) hedged with an equity collar, a legal settlement with a component supplier and an increase to a warranty reserve associated with a similar component in Canada. The Lochinvar business contributed $.07 per share to full-year earnings, which included interest expense and $.10 per share from non-recurring professional fees related to the acquisition and purchase accounting charges. Earnings from continuing operations in 2010 were $57.1 million, or $1.24 per share, and included flood costs of $21.6 million or $.47 per share.

In the fourth quarter, the company earned $31.5 million or $.68 per share on sales of $475.8 million. Earnings from continuing operations for the same three-month period in 2010 were $20.5 million or $.44 per share on sales of $370.2 million.

“The A. O. Smith team did an excellent job of achieving this record performance in a less than ideal economy,” Paul W. Jones, chairman and chief executive officer, observed. “Our acquisition of Lochinvar is achieving all that we expected, our growth in China continued at the high end of our expectations, and we are delighted with the acceptance of our products and growth in India. As a result, we were able to overcome global economic headwinds to achieve record earnings from continuing operations for the fifth time in the last six years. “

Operating Results

A number of factors contributed to the record-setting sales performance in addition to the incremental sales from Lochinvar. These included strong double digit sales growth in China, a full year of sales of the company’s line of tankless water heaters in North America, volume increases in its US commercial water heaters primarily as a result of the anticipated air quality standard change in Southern California for 2012 and raw material related pricing actions. In addition, the company’s water heater business in India more than doubled its sales over the prior year to nearly $19 million.

Operating profit increased to $196.5 million in 2011 compared with $132.9 million in 2010. Higher operating profit in 2011 was driven by organic volume growth in the company’s China and US commercial businesses, as well as $13.2 million from Lochinvar. Operating profit from growth was partially offset by a decline in Canadian water heater volumes and losses at the company’s water treatment business. Operating profit in 2011 included the net $3.0 million positive impact of the gain related to the settlement with the component supplier offset in part by the increase in the warranty reserve in Canada. Operating profit in 2010 included a one-time charge of $35.4 million associated with the May 2010 flood at the Ashland City, Tenn., facility. Operating margins of 11.5 percent in 2011 were higher than last year’s operating margins of 8.9 percent, which included the impact from the flood.

Sales for the quarter were $475.8 million compared with $370.2 million in the fourth quarter 2010 and included $55.2 million from Lochinvar. Sales of A. O. Smith branded products in China grew over 30 percent from the previous year. Higher residential volumes and the pre-buy of commercial water heaters in the US also contributed to the sales increase.

Fourth quarter operating profit of $58.4 million included $10.2 million from Lochinvar and was $14.8 million higher than in the fourth quarter of 2010. Higher China and US water heater volumes and operating profit from Lochinvar were partially offset by higher steel costs and lower water heater volumes in Canada. Operating margin increased to 12.3 percent from the 11.8 percent operating margin in the fourth quarter of 2010.

Cash Flow and Share Buyback Authorization

The company generated $57.3 million in cash from continuing operating activities in 2011 which included the pre-tax impact from $175 million in pension contributions. Cash balances, largely held offshore, were $463.4 million, and outstanding debt was $461.6 million at the end of 2011. The company’s leverage as measured by the ratio of debt to total capital increased to 30 percent at the end of 2011 compared with 23 percent at the end of last year as a result of borrowing to fund the purchase of Lochinvar.

During the fourth quarter, the company repurchased approximately 475,000 shares of common stock at an average price of $37.69 per share, representing a total of approximately $17.9 million. For the entire year, repurchases totaled 611,000 shares at an average price of $38.69 per share for a total of approximately $23.5 million. A total of approximately 890,000 shares remained in the existing repurchase authority at the end of 2011.

Outlook for 2012

“Although the U. S. economy is showing no signs of recovery, we continued to demonstrate that we can be successful in creating shareholder value without a benefit from new construction, and we believe A. O. Smith is well-positioned for future growth when new construction begins to recover,” Jones said. “Our balance sheet and cash flow are strong and will support our active acquisition pipeline, our replacement water heater business in North America remains stable, and we are well established in China and India. The addition of Lochinvar and its potential to grow in both the domestic and international markets is another positive, which we expect will add $.40 to $.50 per share to our results in 2012.”

“While we carefully watch for signs of an economic slowdown in China and are concerned about the ongoing weakness of domestic construction, we believe our China businesses will grow approximately twice as fast as China’s GDP rate, and we expect no benefit from new construction in North America. We could see a decline in North American commercial volumes as a result of the pre-buy in the fourth quarter 2011 related to the Southern California air quality standard change, but we believe the balance of North American water heater volumes will be flat in 2012 because of the replacement business. We expect our Lochinvar business will grow in excess of 10 percent in 2012 compared with full year 2011, as the boiler industry continues to transition from lower efficiency to higher efficiency boilers. We expect improved operating performance from our India water heater and China water treatment businesses in 2012 compared with 2011. However, we estimate significantly higher pension expense in 2012 partially due to a lower discount rate and lower investment returns. All this considered, we estimate 2012 earnings will be in a range of $2.65 and $2.85 per share. This range does not include the potential impact from any future acquisitions or the impact of the RBC share activity.”

A. O. Smith will broadcast a live conference call at 10:00 a.m. (Eastern Standard Time) today. The call can be heard on the company’s web site, www.aosmith.com. An audio replay of the call will be available on the company’s web site after the live event.

Forward-looking statements

This release contains statements that the company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “forecast,” “guidance” or words of similar meaning. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated as of the date of this release. Important factors that could cause actual results to differ materially from these expectations include, among other things, the following: difficulties in integrating the Lochinvar acquisition or achieving the disclosed accretion, cost synergies and/or global expansion opportunities related to the acquisition; weakening in the high efficiency boiler market or slowdown in the transition from non-condensing to condensing boilers; the ability to execute our acquisition strategy; significant volatility in raw material prices; competitive pressures on the company’s businesses; inability to implement pricing actions; instability in the company’s water products markets; further weakening in housing construction; further weakening in commercial construction; timing of any recoveries in housing or commercial construction; a slowdown in the Chinese economy; and adverse general economic conditions and capital market deterioration. Forward-looking statements included in this press release are made only as of the date of this release, and the company is under no obligation to update these statements to reflect subsequent events or circumstances. All subsequent written and oral forward-looking statements attributed to the company, or persons acting on its behalf, are qualified entirely by these cautionary statements.

A. O. Smith Corporation is one of the world’s leading manufacturers of residential and commercial water heating equipment and boilers, offering a comprehensive line featuring the best-known brands in North America and China, as well as water purification products for residential and light commercial applications. A. O. Smith, headquartered in Milwaukee, Wis., employs approximately 10,500 people at operations in the U. S., Canada, Mexico, India, China, and the Netherlands.

A. O. SMITH CORPORATION

(condensed consolidated financial statements -

dollars in millions, except per share data)

Statement of Earnings

(unaudited)

	Three Months ended		Year ended
	December 31		December 31
	2011	2010	2011	2010
Net sales	$475.8	$370.2	$1,710.5	$1,489.3
Cost of products sold	320.8	253.9	1,197.9	1,043.3

Gross profit	155.0	116.3	512.6	446.0

Selling, general and administrative	106.2	86.1	372.8	328.7
Flood related expense	—	1.2	—	35.4
Restructuring, impairment and settlement income, net	—	0.1	(11.2)	0.1
Interest expense	2.9	1.8	9.3	6.9
Other (income) / expense	(1.1)	(1.5)	(19.8)	0.5

	47.0	28.6	161.5	74.4
Provision for income taxes	15.5	8.2	50.3	17.3

Earnings before equity gain in joint venture	31.5	20.4	111.2	57.1
Equity gain in joint venture	—	0.1	—	—

Earnings from continuing operations	31.5	20.5	111.2	57.1

Earnings / (loss) from discontinued EPC operations, net of tax	(0.6)	11.6	43.0	54.4
Gain on sale of discontinued EPC operations, net of tax	1.2	—	151.5	—

Net earnings	32.1	32.1	305.7	111.5

Net loss attributable to noncontrolling interest:	—	0.1	—	0.2

Net earnings attributable to A.O. Smith Corporation	$32.1	$32.2	$305.7	$111.7

Diluted earnings per share of common stock
Continuing operations	$0.68	$0.44	$2.39	$1.24
Discontinued operations	0.01	0.25	4.18	1.18

Net	$0.69	$0.69	$6.57	$2.42

Average common shares outstanding (000’s omitted)	46,467	46,367	46,575	46,163

A. O. SMITH CORPORATION

Balance Sheet

(dollars in millions)

	(unaudited)
	December 31	December 31
	2011	2010
ASSETS:
Cash and cash equivalents	$463.4	$118.9
Receivables	368.4	313.3
Inventories	168.4	146.8
Deferred income taxes	24.6	27.3
Investments	162.4	—
Other current assets	21.5	17.4
Current assets—discontinued EPC operations	—	272.3

Total Current Assets	1,208.7	896.0

Net property, plant and equipment	315.3	258.4
Goodwill and other intangibles	786.5	430.4
Deferred income taxes	—	89.7
Other assets	38.5	36.8
Long-term assets—discontinued EPC operations	—	399.3

Total Assets	$2,349.0	$2,110.6

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Trade payables	$302.5	$263.0
Accrued payroll and benefits	41.9	37.2
Accrued liabilities	77.2	53.3
Income taxes	4.5	5.7
Product warranties	43.7	36.4
Long-term debt due within one year	18.6	18.6
Current tax and other liabilities—discontinued EPC operations	31.5	122.6

Total Current Liabilities	519.9	536.8

Long-term debt	443.0	242.4
Pension liabilities	139.5	222.9
Other liabilities	152.1	148.6
Long-term liabilities—discontinued EPC operations	8.7	78.5
Stockholders’ equity	1,085.8	881.4

Total Liabilities and Stockholders’ Equity	$2,349.0	$2,110.6

A. O. SMITH CORPORATION

Statement of Cash Flows

(dollars in millions)

(unaudited)

	Year ended December 31
	2011	2010
Operating Activities
Net earnings	$305.7	$111.5
Less earnings from discontinued operations	(194.5)	(54.4)

Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation & amortization	47.0	40.8
Loss on disposal of assets	1.0	11.7
Unrealized gain on investments	(19.8)	—
Net changes in operating assets and liabilities, net of acquisitions:
Current assets and liabilities	5.2	(37.5)
Noncurrent assets and liabilities	(87.3)	(8.8)

Cash Provided by Operating Activities—continuing operations	57.3	63.3
Cash (Used In) Provided by Operating Activities—discontinued operations	(2.3)	61.5

Cash Provided by Operating Activities	55.0	124.8

Investing Activities
Capital expenditures	(53.5)	(53.5)
Acquisition of businesses	(417.4)	(11.8)
Proceeds from sale of restricted marketable securities	—	4.6
Proceeds from sale of assets	—	3.0

Cash Used in Investing Activities—continuing operations	(470.9)	(57.7)
Cash Provided by (Used in) Investing Activities—discontinued operations	600.2	(8.8)

Cash Provided by (Used in) Investing Activities	129.3	(66.5)

Financing Activities
Long-term debt incurred	218.8	26.1
Long-term debt repaid	(18.6)	(21.1)
Common stock repurchase	(23.5)	—
Net proceeds from stock option activity	11.2	4.0
Dividends paid	(27.7)	(24.7)

Cash Provided by (Used in) Financing Activities—continuing operations	160.2	(15.7)
Cash Provided by Financing Activities—discontinued operations	—	—

Cash Provided by (Used in) Financing Activities	160.2	(15.7)

Net increase in cash and cash equivalents	344.5	42.6
Cash and cash equivalents—beginning of period	118.9	76.3

Cash and Cash Equivalents—End of Period	$463.4	$118.9

A. O. SMITH CORPORATION

Operations

(dollars in millions)

(unaudited)

	Three Months ended December 31		Year ended December 31
	2011	2010	2011	2010
Net sales
Operations	$475.8	$370.2	$1,710.5	$1,489.3

Earnings
Operations (1), (2), (3), (4)	$58.4	$43.6	$196.5	$132.9

Corporate expenses (5)	(8.5)	(13.1)	(25.7)	(51.6)
Interest expense	(2.9)	(1.8)	(9.3)	(6.9)

Earnings before income taxes	47.0	28.7	161.5	74.4
Tax provision	15.5	8.2	50.3	17.3

Earnings from continuing operations	$31.5	$20.5	$111.2	$57.1

(1) includes equity gain in joint venture of:	$—	$0.1	$—	$—
(2) includes flood related expense of:	$—	$1.2	$—	$35.4
(3) includes settlement income of:	$—	$—	$11.2	$—
(4) includes Canadian warranty expense of:	$—	$—	$8.2	$—
(5) includes unrealized net (loss) gain on investments of:	$(0.3)	$—	$19.8	$—